                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Randgold Resources Limited
                                (Name of Issuer)


                                 Ordinary Shares
                         (Title of Class of Securities)

                                       N/A
                                 (CUSIP Number)


                                December 31, 2003
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                            [ ]  Rule 13d-1(b)
                            [ ]  Rule 13d-1(c)
                            [x]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. N/A
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         Randgold & Exploration Company Limited
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a) [ ]
                                                                 (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

  NUMBER OF                   None
   SHARES               ------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER
  OWNED BY
    EACH                      10,785,000
  REPORTING             ------------------------------------
 PERSON WITH             7    SOLE DISPOSITIVE POWER

                              None
                        ------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              10,785,000
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,785,000 ordinary shares of the Issuer which Randgold & Exploration Company Limited may be deemed to beneficially own by virtue of its position as sole shareholder of Randgold Resources (Holdings) Limited.
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         37.19%
-------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON

         CO
-------------------------------------------------------------------------------

CUSIP NO. N/A
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         Randgold Resources (Holdings) Limited
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  [ ]
                                                                 (b)  [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Jersey, Channel Islands
-------------------------------------------------------------------------------
                        5        SOLE VOTING POWER

    NUMBER OF                    None
     SHARES            --------------------------------------------------------
  BENEFICIALLY          6        SHARED VOTING POWER
    OWNED BY
      EACH                       10,785,000
    REPORTING          --------------------------------------------------------
   PERSON WITH          7        SOLE DISPOSITIVE POWER

                                 None
                       --------------------------------------------------------
                        8        SHARED DISPOSITIVE POWER

                                 10,785,000
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,785,000 ordinary shares of the Issuer.
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         37.19%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------------------------------------------------------------------------------

Item 1(a)    NAME OF ISSUER:

             Randgold Resources Limited

Item 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             La Motte Chambers
             La Motte Street
             St. Helier
             Jersey, JE1 1BJ
             Channel Islands

Item 2(a)    NAME OF PERSON FILING:

             This Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  i)    Randgold & Exploration Company Limited; and

                  ii)   Randgold Resources (Holdings) Limited

Item 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   i)   5 Press Avenue
                        Selby, Johannesburg
                        South Africa

                  ii)   La Motte Chambers
                        La Motte Street
                        St. Helier
                        Jersey, JE1 1BJ
                        Channel Islands

Item 2(c)     CITIZENSHIP:

              See Item 4 of the cover pages attached hereto.

Item 2(d)     TITLE OF CLASS OF SECURITIES:

              Ordinary Shares

Item 2(e)     CUSIP NUMBER:

              N/A

Item 3        Not Applicable

Item 4       OWNERSHIP:

             (a) Amount beneficially owned and (b) Percent of Class:

             See Items 5 through 11 of the cover pages attached hereto.

             This Schedule 13G shall not be construed as an admission that any Reporting Person, either for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Act") or for other purposes, is the beneficial owner of any securities covered by this statement.

             (c) See Items 5 through 8 of the cover pages attached hereto.

Item 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

             Not Applicable

Item 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable

Item 9       NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable

Item 10      CERTIFICATION:

             Not applicable

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 9, 2004



                                  RANDGOLD & EXPLORATION COMPANY LIMITED

                                  By:  Consolidated Mining Management Services
                                       Limited, its Company Secretary

                                  By:  /s/ M.A. Eloff
                                       --------------------------------------
                                       M.A. Eloff
                                       Company Secretary


                                  RANDGOLD RESOURCES (HOLDINGS) LIMITED

                                  By:  /s/ H. C. Buitendag
                                       --------------------------------------
                                       Name: H. C. Buitendag
                                       Title: Director

                                                                       Exhibit A


                            JOINT REPORTING AGREEMENT

     The undersigned, Randgold & Exploration Company Limited and Randgold Resources (Holdings) Limited, agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 9, 2004



                               RANDGOLD & EXPLORATION COMPANY LIMITED

                               By: Consolidated Mining Management Services
                                   Limited, its Company Secretary

                               By: /s/ M.A. Eloff
                                   ----------------------------------------
                                   M.A. Eloff
                                   Company Secretary


                               RANDGOLD RESOURCES (HOLDINGS) LIMITED

                               By: /s/ H. C. Buitendag
                                   ---------------------------------------
                                   Name: H. C. Buitendag
                                   Title: Director